Consent of Independent Certified Public Accountants

We have issued our report dated January 11, 2002 accompanying the consolidated financial statements of Greater Community Bancorp, which is included in this Registration Statement and Prospectus. We consent to the inclusion of the aforementioned report in this Registration Statement and Prospectus and to the use of our name as it appears under the caption "Experts."



/s/ Grant Thornton LLP
-------------------------
Grant Thornton LLP

Philadelphia, Pennsylvania
May 23, 2002